FOR IMMEDIATE RELEASE

                                                        For information contact:
                  William J. Woodard, Vice President and Chief Financial Officer
                                    Charis W. Copin, Director-Investor Relations
                                                                    716-265-1600
                          PSC ACQUIRES GAP TECHNOLOGIES
                      Adds E-commerce Product Opportunities

Rochester, New York--December 22, 1999--PSC Inc. (Nasdaq:PSCX), a global leader in the manufacture and marketing of bar code scanning and automatic identification solutions, today announced the acquisition of the assets of GAP Technologies, Inc. and related intellectual property rights. GAP, located in Sharon Hill, Pennsylvania, is a privately-held technology and research group that designs and manufactures miniaturized laser scan engines and pen-based scanners. The purchase included 26 issued patents and 18 pending patents held by a related company, GEO Labs, Inc.

"This latest acquisition continues to advance our efforts to increase sales and grow PSC in complementary segments of the automatic identification and data capture industry," said Robert C. Strandberg, PSC President and Chief Executive Officer. "GAP's strong intellectual property position, low cost, high performance scan engines and non-contact laser scan wands not only strengthen PSC's existing product line, but also expand our opportunities to supply products for new applications, for example, in e-commerce."

George A. Plesko, President of GAP and GEO, will join PSC as a senior vice president. Plesko said, "GAP brings new technology and additional intellectual property to PSC which will differentiate the Company's product line, providing unique competitive advantages. For example, GAP's Ultrapen(TM) is the world's only true laser scanner reduced to a convenient wand-size device which makes it very suitable for health care and document scanning applications."

On November 10, 1999, PSC announced that the Company had entered into a merger agreement to acquire Percon Incorporated, a manufacturer of wireless portable data terminals and application software. Strandberg said that all regulatory filings have been made in connection with that transaction which is expected to close shortly after the Percon shareholders' meeting scheduled for January 17, 2000.

PSC Inc. is a leading manufacturer and marketer of bar code scanning and automatic data collection solutions of the highest quality and exceptional reliability. Its broad range of products includes a line of laser and non-laser based handheld and fixed position bar code scanners, bar code engines and verifiers and automated carton dimensioning systems. Headquartered in the Rochester, New York suburb of Webster, PSC has manufacturing facilities in Webster and Eugene, Oregon. PSC has sales and service offices throughout Europe, Asia, Australia and the Americas.

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